As filed with the Securities and Exchange Commission on March 8, 2007

Registration No. 333-140876

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

to

FORM S-1

REGISTRATION STATEMENT

Under

The Securities Act of 1933

INFINERA CORPORATION

(Exact name of Registrant as specified in its charter)

Delaware	3661	77-0560433
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

169 Java Drive

Sunnyvale, CA 94089

(408) 572-5200

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Jagdeep Singh

President and Chief Executive Officer

Infinera Corporation

169 Java Drive

Sunnyvale, CA 94089

(408) 572-5200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Larry W. Sonsini, Esq. Matthew W. Sonsini, Esq. Wilson Sonsini Goodrich & Rosati Professional Corporation 650 Page Mill Road Palo Alto, CA 94304 Telephone: (650) 493-9300 Telecopy: (650) 493-6811	Michael O. McCarthy III, Esq. Infinera Corporation 169 Java Drive Sunnyvale, CA 94089 Telephone: (408) 572-5200 Telecopy: (408) 572-5343	Eric C. Jensen, Esq. John T. McKenna, Esq. Cooley Godward Kronish LLP Five Palo Alto Square 3000 El Camino Real Palo Alto, CA 94306 Telephone: (650) 843-5000 Telecopy: (650) 849-7400

Approximate date of commencement of proposed sale to the public:    As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission acting pursuant to said Section 8(a) may determine.

EXPLANATORY NOTE

This Amendment No. 1 to the Registration Statement on Form S-1 (File No. 333-140876) is solely to file Exhibit 10.11 and Exhibits 10.14 through 10.20. Accordingly, a preliminary prospectus has been omitted.

PART II

Information Not Required in Prospectus

Item 13. Other Expenses of Issuance and Distribution

The following table presents the costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee and the NASD filing fees.

SEC Registration fee	$4,605
NASD filing fee	15,500
NASDAQ Global Market listing fee	150,000
Printing and engraving expenses	*
Legal fees and expenses	*
Accounting fees and expenses	*
Blue sky fees and expenses	*
Custodian and transfer agent fees	*
Miscellaneous fees and expenses	*

Total	$ *

*	To be filed by amendment.

Item 14. Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law authorizes a corporation’s board of directors to grant, and authorizes a court to award, indemnity to officers, directors and other corporate agents.

As permitted by Section 102(b)(7) of the Delaware General Corporation Law, the registrant’s amended and restated certificate of incorporation includes provisions that eliminate the personal liability of its directors and officers for monetary damages for a breach of their fiduciary duty as directors and officers.

In addition, as permitted by Section 145 of the Delaware General Corporation Law, the amended and restated bylaws of the registrant provide that:

•

The registrant shall indemnify its directors and officers for serving the registrant in those capacities or for serving other business enterprises at the registrant’s request, to the fullest extent permitted by Delaware law. Delaware law provides that a corporation may indemnify such person if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the registrant and, with respect to any criminal proceeding, had no reasonable cause to believe such person’s conduct was unlawful.

•	The registrant may, in its discretion, indemnify employees and agents in those circumstances in which indemnification is not required by law.

•

The registrant is required to advance expenses, as incurred, to its directors and officers in connection with defending a proceeding, except that such director or officer shall undertake to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

•

The registrant will not be obligated pursuant to the amended and restated bylaws to indemnify a person with respect to proceedings initiated by that person, except with respect to proceedings authorized by the registrant’s board of directors.

•

The rights conferred in the amended and restated bylaws are not exclusive, and the registrant is authorized to enter into indemnification agreements with its directors, officers, employees and agents and to obtain insurance to indemnify such persons.

•	The registrant may not retroactively amend the bylaw provisions to reduce its indemnification obligations to directors, officers, employees and agents.

The registrant’s policy is to enter into separate indemnification agreements with each of its directors and officers that provide the maximum indemnity allowed to directors and executive officers by Section 145 of the Delaware General Corporation Law and also provides for certain additional procedural protections. The registrant also maintains insurance to insure directors and officers against certain liabilities.

These indemnification provisions and the indemnification agreements entered into between the registrant and its officers and directors may be sufficiently broad to permit indemnification of the registrant’s officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

The underwriting agreement filed as Exhibit 1.1 to this registration statement provides for indemnification by the underwriters of the registrant and its officers and directors for certain liabilities arising under the Securities Act and otherwise.

Item 15. Recent Sales of Unregistered Securities

From January 1, 2004 to December 31, 2006, we issued the following securities in transactions that were not registered under the Securities Act:

1. We granted stock options to purchase 10,207,057 shares of our common stock at exercise prices ranging from $0.76 to $2.24 per share to employees, consultants, directors and other service providers under our 2000 Stock Plan. We did not grant any stock options outside of the 2000 Stock Plan.

2. We issued and sold an aggregate of 4,786,849 shares of our common stock to employees, consultants and other service providers for aggregate consideration of $6,276,978 upon exercises of stock options granted under our 2000 Stock Plan. We did not issue or sell any shares of our common stock to employees, consultants or other service providers outside of the 2000 Stock Plan.

3. In September, October and November 2004, we issued and sold an aggregate of 21,590,036 shares of our Series E convertible preferred stock to 107 institutional and individual investors for an aggregate purchase price of $51,800,000.

4. On June 10 and June 20, 2005, we issued and sold an aggregate of 2,722,563 shares of our Series F convertible preferred stock to an institutional and an individual investor for an aggregate purchase price of $10,300,000.

5. Between October 2005 and October 2006, we issued and sold an aggregate of 20,434,833 shares of our Series G convertible preferred stock to 92 institutional and individual investors for an aggregate purchase price of $110,480,000.

6. In June 2004, we issued a warrant to Maple Commercial Financial Corp. to purchase 31,250 shares of common stock in connection with a credit facility extended to us by that lender.

7. In July 2004, we issued a warrant to Ben Franklin Technology Partners Northeast Pennsylvania to purchase 1,875 shares of common stock in connection with a credit facility extended to us by that lender.

8. In December 2004, we issued warrants to purchase 291,666 shares of Series E convertible preferred stock to debt lenders in connection with their extensions of credit to us.

9. In June 2005, we issued a warrant to purchase 19,824 shares of Series F convertible preferred stock to a debt lender in connection with a credit facility extended to us by that lender.

10. Between November 2005 and May 2006, we issued warrants to purchase 600,784 shares of Series G convertible preferred stock to an institutional investor in connection with its services performed on our behalf.

11. In March 2006, we issued a warrant to purchase 37,037 shares of Series G convertible preferred stock to one of our debt lenders in connection with an additional extension of credit to us.

12. In July 2006, we issued a warrant to an institutional investor to purchase 92,592 shares of Series G convertible preferred stock as partial consideration for a strategic transaction with that institutional investor.

13. In August 2006, we issued a warrant to an institutional investor to purchase 125,000 shares of Series G convertible preferred stock as consideration for a strategic transaction with that institutional investor.

14. In August 2006, we issued a warrant to purchase 125,000 shares of Series G convertible preferred Stock to Nomadics, Inc. in connection with the acquisition of certain assets of Little Optics, Inc. from that company.

The sale of securities described in Items 15(1) and (2) were deemed to be exempt from registration under the Securities Act in reliance upon Section 4(2) of the Securities Act or Rule 701 promulgated under the Securities Act. The sale of securities described in Items 15(3)-(14) were deemed to be exempt from registration under the Securities Act in reliance upon Section 4(2) of the Securities Act or Regulation D promulgated thereunder as transactions by an issuer not involving any public offering.

Item 16. Exhibits and Financial Statement Schedules

(a) Exhibits

Exhibit No.	Description
1.1*	Form of Underwriting Agreement.

3.1**	Amended and Restated Certificate of Incorporation of Infinera in effect before the closing of this offering.

3.2**	Form of Amended and Restated Certificate of Incorporation of Infinera to be effective upon the closing of this offering.

3.3**	Bylaws of Infinera, as amended, in effect before the closing of this offering.

3.4**	Form of Amended and Restated Bylaws of Infinera to be effective upon the closing of this offering.

4.1*	Form of Common Stock certificate of Infinera.

5.1*	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.

Exhibit No.	Description
10.1+**	Form of Indemnification Agreement between Infinera and each of its directors and executive officers.

10.2+**	2000 Stock Plan, as amended, and forms of stock option agreements thereunder.

10.3+**	2007 Equity Incentive Plan and forms of agreements thereunder.

10.4+**	2007 Employee Stock Purchase Plan.

10.5+*	2007 Executive Bonus Plan.

10.6+*	Form of Change of Control Severance Agreement for Infinera’s chief executive officer, chief financial officer and chief operating officer.

10.7+*	Form of Change of Control Severance Agreement for Infinera’s other officers.

10.8+**	Offer Letter Agreement by and between Infinera and Duston M. Williams dated May 1, 2006.

10.9+**	Agreement and Release by and between Infinera and William R. Zerella dated June 29, 2006.

10.10**	Amended and Restated Investors’ Rights Agreement, dated October 7, 2005, by and among Infinera and certain stockholders and the Joinder Agreements thereto dated November 17, 2005, December 29, 2005, January 31, 2006, March 31, 2006, May 9, 2006 and June 30, 2006.

10.11†	Master Acquisition Agreement by and between BTE Equipment, LLC and Infinera dated April 11, 2005, as amended on May 19, 2005, August 8, 2005, November 15, 2006 and February 23, 2007.

10.12**	Lease Agreement between Legacy Partners I Sunnyvale, LLC and Infinera, dated December 20, 2005, as amended on February 2, 2006 for Bordeaux Drive, Sunnyvale, CA premises.

10.13**	Lease Agreement between SCM Properties, LLC and Infinera, dated July 17, 2006, as amended on November 2, 2006 for Java Drive, Sunnyvale, CA premises.

10.14	Loan and Security Agreement (Growth Capital Loan) by and among Infinera, Silicon Valley Bank and Gold Hill Venture Lending 03, L.P. dated December 29, 2004, as amended on March 25, 2005, June 21, 2005, November 9, 2005, August 22, 2006 and October 6, 2006.

10.15	Intellectual Property Security Agreement by and among Infinera, Silicon Valley Bank and Gold Hill Venture Lending 03, L.P. dated December 29, 2004.

10.16	Loan and Security Agreement (Operating Line of Credit) by and between Infinera and Silicon Valley Bank dated December 29, 2004, as amended on June 21, 2005, November 9, 2005, June 21, 2006, August 22, 2006 and October 6, 2006.

10.17	Loan and Security Agreement (Revolving Line) by and between Infinera and Silicon Valley Bank dated December 29, 2004, as amended on May 6, 2005, June 21, 2005, November 9, 2005, June 21, 2006, August 22, 2006 and October 6, 2006.

10.18	Intellectual Property Security Agreement (Revolving Line and Operating Line of Credit) by and between Infinera and Silicon Valley Bank dated December 29, 2004.

10.19	Amended and Restated Loan and Security Agreement by and between Infinera and United Commercial Bank dated October 31, 2006.

10.20	Intellectual Property Security Agreement by and between Infinera and United Commercial Bank dated June 21, 2005.

21.1**	Subsidiaries of Infinera.

23.1**	Consent of Ernst & Young, LLP, Independent Registered Public Accounting Firm.

Exhibit No.	Description
23.2*	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (contained in Exhibit 5.1).

24.1**	Power of Attorney (contained in the signature page to the initial filing of registration statement).

+	Indicates management contract or compensatory plan or arrangement.
*	To be filed by amendment.
**	Previously filed.
†	Confidential treatment has been requested for portions of this exhibit. These portions have been omitted from the Registration Statement and submitted separately to the Securities and Exchange Commission.

(b) Financial Statement Schedules

All schedules have been omitted because the information required to be presented in them is not applicable or is shown in the financial statements or related notes.

Item 17. Undertakings

The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

1. For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

2. For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sunnyvale, State of California, on this 8th day of March, 2007.

INFINERA CORPORATION

By:	/S/ JAGDEEP SINGH
Jagdeep Singh
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to the registration statement has been signed by the following persons on behalf of the registrant and in the capacities and on the dates indicated:

	Title	Date

/S/ JAGDEEP SINGH Jagdeep Singh	Chairman, President and Chief Executive Officer (Principal Executive Officer)	March 8, 2007

/S/ DUSTON M. WILLIAMS Duston M. Williams	Chief Financial Officer (Principal Financial and Accounting Officer)	March 8, 2007

* Alexandre Balkanski	Director	March 8, 2007

* Kenneth A. Goldman	Director	March 8, 2007

* Reed E. Hundt	Director	March 8, 2007

* Dan Maydan	Director	March 8, 2007

* Hugh C. Martin	Director	March 8, 2007

* Carl Redfield	Director	March 8, 2007

* Pradeep S. Sindhu	Director	March 8, 2007

*By:	/S/ DUSTON M. WILLIAMS
Duston M. Williams Attorney-In-Fact

INDEX TO EXHIBITS

Exhibit No.	Description
1.1*	Form of Underwriting Agreement.

3.1**	Amended and Restated Certificate of Incorporation of Infinera in effect before the closing of this offering.

3.2**	Form of Amended and Restated Certificate of Incorporation of Infinera to be effective upon the closing of this offering.

3.3**	Bylaws of Infinera, as amended, in effect before the closing of this offering.

3.4**	Form of Amended and Restated Bylaws of Infinera to be effective upon the closing of this offering.

4.1*	Form of Common Stock certificate of Infinera.

5.1*	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.

10.1+**	Form of Indemnification Agreement between Infinera and each of its directors and executive officers.

10.2+**	2000 Stock Plan, as amended, and forms of stock option agreements thereunder.

10.3+**	2007 Equity Incentive Plan and forms of agreements thereunder.

10.4+**	2007 Employee Stock Purchase Plan.

10.5+*	2007 Executive Bonus Plan.

10.6+*	Form of Change of Control Severance Agreement for Infinera’s chief executive officer, chief financial officer and chief operating officer.

10.7+*	Form of Change of Control Severance Agreement for Infinera’s other officers.

10.8+**	Offer Letter Agreement by and between Infinera and Duston M. Williams dated May 1, 2006.

10.9+**	Agreement and Release by and between Infinera and William R. Zerella dated June 29, 2006.

10.10**	Amended and Restated Investors’ Rights Agreement, dated October 7, 2005, by and among Infinera and certain stockholders and the Joinder Agreements thereto dated November 17, 2005, December 29, 2005, January 31, 2006, March 31, 2006, May 9, 2006 and June 30, 2006.

10.11†	Master Acquisition Agreement by and between BTE Equipment, LLC and Infinera dated April 11, 2005, as amended on May 19, 2005, August 8, 2005, November 15, 2006 and February 23, 2007.

10.12**	Lease Agreement between Legacy Partners I Sunnyvale, LLC and Infinera, dated December 20, 2005, as amended on February 2, 2006 for Bordeaux Drive, Sunnyvale, CA premises.

10.13**	Lease Agreement between SCM Properties, LLC and Infinera, dated July 17, 2006, as amended on November 2, 2006 for Java Drive, Sunnyvale, CA premises.

10.14	Loan and Security Agreement (Growth Capital Loan) by and among Infinera, Silicon Valley Bank and Gold Hill Venture Lending 03, L.P. dated December 29, 2004, as amended on March 25, 2005, June 21, 2005, November 9, 2005, August 22, 2006 and October 6, 2006.

10.15	Intellectual Property Security Agreement by and among Infinera, Silicon Valley Bank and Gold Hill Venture Lending 03, L.P. dated December 29, 2004.

10.16	Loan and Security Agreement (Operating Line of Credit) by and between Infinera and Silicon Valley Bank dated December 29, 2004, as amended on June 21, 2005, November 9, 2005, June 21, 2006, August 22, 2006 and October 6, 2006.

Exhibit No.	Description
10.17	Loan and Security Agreement (Revolving Line) by and between Infinera and Silicon Valley Bank dated December 29, 2004, as amended on May 6, 2005, June 21, 2005, November 9, 2005, June 21, 2006, August 22, 2006 and October 6, 2006.

10.18	Intellectual Property Security Agreement (Revolving Line and Operating Line of Credit) by and between Infinera and Silicon Valley Bank dated December 29, 2004.

10.19	Amended and Restated Loan and Security Agreement by and between Infinera and United Commercial Bank dated October 31, 2006.

10.20	Intellectual Property Security Agreement by and between Infinera and United Commercial Bank dated June 21, 2005.

21.1**	Subsidiaries of Infinera.

23.1**	Consent of Ernst & Young, LLP, Independent Registered Public Accounting Firm.

23.2*	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (contained in Exhibit 5.1).

24.1**	Power of Attorney (contained in the signature page to the initial filing of registration statement).

+	Indicates management contract or compensatory plan or arrangement.
*	To be filed by amendment.
**	Previously filed.
†	Confidential treatment has been requested for portions of this exhibit. These portions have been omitted from the Registration Statement and submitted separately to the Securities and Exchange Commission.